Exhibit 99.1

     NEWS RELEASE

Onto Innovation Announces $100 million Share Repurchase Authorization

11/23/2020

WILMINGTON, Mass.--(BUSINESS WIRE)-- Onto Innovation Inc. (NYSE: ONTO) today announced that its Board of Directors approved a $100 million share repurchase authorization. This authorization replaces the remaining balance of $28 million from the prior repurchase authorization. Repurchases may be made through both public market and private transactions. For the year 2020, approximately 1.9 million shares were cumulatively repurchased for a total value of $52 million. Onto Innovation ended its third fiscal quarter with 49.1 million average diluted shares outstanding.

The new authorization does not obligate Onto Innovation to repurchase any particular amount of common stock during any period and the program may be modified or suspended at any time at the Company's discretion. Stock repurchases may be made from time to time and the actual amount repurchased will depend on a variety of factors including market conditions.

About Onto Innovation Inc.

Onto Innovation is a leader in process control, combining global scale with an expanded portfolio of leading-edge technologies that include: Un-patterned wafer quality; 3D metrology spanning chip features from nanometer scale transistors to large die interconnects; macro defect inspection of wafers and packages; metal interconnect composition; factory analytics; and lithography for advanced semiconductor packaging. Our breadth of offerings across the entire semiconductor value chain helps our customers solve their most difficult yield, device performance, quality, and reliability issues. Onto Innovation strives to optimize customers’ critical path of progress by making them smarter, faster and more efficient. Headquartered in Wilmington, Massachusetts, Onto Innovation

supports customers with a worldwide sales and service organization. Additional information can be found at

www.ontoinnovation.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph’s expectations about potential uses of our cash and other assets as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Onto Innovation’s control. Such factors include, but are not limited to, market conditions, the possibility that the repurchase program may be suspended or discontinued, and other economic factors. Additional information and considerations regarding the risks faced by Onto Innovation are available in Onto’s Form 10-K report for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Onto’s current expectations, the company cannot guarantee any related future results, levels of activity, performance or achievements. Onto Innovation does not assume any obligation to update the forward-looking information contained in this press release.

Source: Onto Innovation Inc.

View source version on businesswire.com: https://www.businesswire.com/news/home/20201123005969/en/

Michael Sheaffer, +1 978.253.6273

mike.sheafer@OntoInnovation.com

Source: Onto Innovation Inc.

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